Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports third quarter earnings of $0.28 per share

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Diluted earnings per share for the third quarter of 2017 were 28 cents, a 7.7 percent increase from the second quarter of 2017 and a 16.7 percent increase from the third quarter of 2016. Net income was $48.9 million, an increase of 7.6 percent and 17.9 percent, compared to the second quarter of 2017 and third quarter of 2016, respectively.

•	Pre-provision net revenue of $65.5 million was 4.1% higher than the second quarter of 2017 and 11.3% higher than the third quarter of 2016.

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Net interest income for the third quarter of 2017 increased $5.2 million, or 3.7 percent, compared to the second quarter of 2017 and $16.2 million, or 12.4 percent, compared to the third quarter of 2016.

•	Net interest margin decreased two basis points, to 3.27 percent, compared to the second quarter of 2017, and increased 13 basis points compared to the third quarter of 2016.

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Loans at September 30, 2017 increased $140.3 million, or 0.9 percent, compared to June 30, 2017 and $1.1 billion, or 7.6 percent, compared to September 30, 2016. Average loans for the third quarter of 2017 increased 1.8 percent and 8.3 percent compared to the second quarter of 2017 and the third quarter of 2016, respectively.

•	Deposits at September 30, 2017 increased $784.4 million, or 5.1 percent, compared to
June 30, 2017 and $1.2 billion, or 8.0 percent, compared, to September 30, 2016. Average deposits for the third quarter of 2017 increased 5.2 percent and 7.8 percent compared to the second quarter of 2017 and the third quarter of 2016, respectively.

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The provision for credit losses in the third quarter of 2017 was $5.1 million, compared to a $6.7 million provision in the second quarter of 2017, and a $4.1 million provision in the third quarter of 2016.

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Non-interest income, excluding investment securities gains, decreased $3.6 million, or 7.0 percent, in comparison to the second quarter of 2017, and decreased $770,000, or 1.6 percent, in comparison to the third quarter of 2016.

•	Non-interest expense decreased $538,000, or 0.4 percent, compared to the second quarter of 2017 and increased $12.3 million, or 10.3 percent, compared to the third quarter of 2016.

(October 17, 2017) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) reported net income of $48.9 million, or 28 cents per diluted share, for the third quarter of 2017.

"Overall, we are pleased with our third quarter financial performance as we’ve hit a couple of key milestones that help us continue to drive shareholder value,” said E. Philip Wenger, Chairman, President and CEO. “I’m extremely proud of our team’s continued focus on growth, efficiency and profitability. This resulted in total revenue that hit a record level in the third quarter and helped our company reach $20 billion in assets.”

Net Interest Income and Margin
Net interest income for the third quarter of 2017 increased $5.2 million, or 3.7 percent, from the second quarter of 2017. Net interest margin decreased two basis points, or 0.6 percent, to 3.27 percent in the third quarter of 2017, from 3.29 percent in the second quarter of 2017. The average yield on interest-earning assets increased two basis points, while the average cost of interest-bearing liabilities increased five basis points, during the third quarter of 2017 in comparison to the second quarter of 2017. The two basis point increase in the average yield on interest-earning assets reflects a seven basis point increase in loan yields, which was partially offset by higher levels of lower-yielding other interest-earning assets in the third quarter of 2017.

Average Balance Sheet
Total average assets for the third quarter of 2017 were $19.9 billion, an increase of $571.8 million from the second quarter of 2017. Average loans, net of unearned income, increased $264.9 million, or 1.8 percent, in comparison to the second quarter of 2017. Average loans and yields, by type, for the third quarter of 2017 in comparison to the second quarter of 2017, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	September 30, 2017		June 30, 2017		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,208,630	4.07%	$6,163,844	4.00%	$44,786	0.7%
Commercial - industrial, financial, and agricultural	4,257,075	4.08%	4,221,025	4.00%	36,050	0.9%
Real estate - residential mortgage	1,841,559	3.83%	1,707,929	3.77%	133,630	7.8%
Real estate - home equity	1,569,898	4.48%	1,587,680	4.33%	(17,782)	(1.1)%
Real estate - construction	943,029	4.05%	897,321	3.98%	45,708	5.1%
Consumer	318,546	4.94%	300,966	5.03%	17,580	5.8%
Leasing and other	253,330	4.91%	248,440	5.04%	4,890	2.0%
Total Average Loans, net of unearned income	$15,392,067	4.12%	$15,127,205	4.05%	$264,862	1.8%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $537.6 million, or 3.1 percent, from the second quarter of 2017, while average deposits increased $786.4 million, or 5.2 percent. Average deposits and interest rates, by type, for the third quarter of 2017 in comparison to the second quarter of 2017, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	September 30, 2017		June 30, 2017		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,494,897	—%	4,387,517	—%	$107,380	2.4%
Interest-bearing demand	3,943,118	0.39%	3,690,059	0.30%	253,059	6.9%
Savings deposits	4,603,155	0.34%	4,315,495	0.25%	287,660	6.7%
Total average demand and savings	13,041,170	0.24%	12,393,071	0.18%	648,099	5.2%
Brokered deposits	89,767	1.23%	—	—%	89,767	—%
Time deposits	2,744,532	1.15%	2,696,033	1.10%	48,499	1.8%
Total Average Deposits	$15,875,469	0.40%	$15,089,104	0.34%	$786,365	5.2%

Average short-term borrowings decreased $230.8 million, or 36.4%, from the second quarter of 2017, as a portion of these borrowings were repaid with funds provided by the strong growth in deposits experienced during the third quarter of 2017.

Asset Quality
Non-performing assets were $147.0 million, or 0.73 percent of total assets, at September 30, 2017, compared to $147.2 million, or 0.75 percent of total assets, at June 30, 2017 and $150.1 million, or 0.80 percent of total assets, at September 30, 2016.
Annualized net charge-offs for the quarter ended September 30, 2017 were 0.14 percent of total average loans, compared to annualized net charge-offs of 0.11 percent for the quarters ended June 30, 2017 and September 30, 2016. The allowance for credit losses as a percentage of non-performing loans was 128.1 percent at September 30, 2017, as compared to 128.9 percent at June 30, 2017 and 119.6 percent at September 30, 2016.
During the third quarter of 2017, the Corporation recorded a $5.1 million provision for credit losses, compared to a $6.7 million provision for credit losses in the second quarter of 2017 and a $4.1 million provision in the third quarter of 2016.

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $3.6 million, or 7.0 percent, in comparison to the second quarter of 2017. Other service charges and fees decreased $2.1 million, or 14.6 percent, due primarily to lower commercial loan interest rate swap fees. Mortgage banking income declined $1.3 million due to a reversal of the valuation allowance for mortgage servicing rights recorded in the second quarter of 2017. Also contributing to the decrease in non-interest income was lower gains from the sales of Small Business Administration loans.
Compared to the third quarter of 2016, non-interest income, excluding investment securities gains, decreased $770,000, or 1.6 percent, primarily due to lower commercial loan interest rate swap fees, partially offset by an increase in investment management and trust services income.
Gains on sales of investment securities increased $3.2 million in comparison to the second quarter of 2017, and increased $4.6 million from the third quarter of 2016. These increases resulted from sales in the Corporation’s portfolio of financial institution common stocks, which has increased in value over the past twelve months.

Non-interest Expense
Non-interest expense decreased $538,000, or 0.4 percent, in the third quarter of 2017, compared to the second quarter of 2017. Salaries and employee benefits decreased $1.6 million, or 2.2 percent, largely due to adjustments made to estimates of incentive compensation expense for 2017 and a seasonal decrease in payroll taxes. Other decreases occurred in outside services, other real estate expenses and professional fees. These reductions were offset by increases in data processing and software and FDIC insurance.
Compared to the third quarter of 2016, non-interest expense increased $12.3 million, or 10.3 percent, primarily due to increases in salaries and employee benefits, amortization of tax credit investments, state taxes, data processing and software and other outside services.

Income Tax Expense
The effective income tax rate for the third quarter of 2017 was 20.5 percent, as compared to 16.6 percent for the second quarter of 2017. The increase was partially due to an increase in income before income taxes. In addition, approximately $1.6 million of excess tax benefits associated with vesting of employee stock awards and stock option exercises were recorded as a reduction to income tax expense in the second quarter of 2017.

Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.